      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1997
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                            -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                             MARTIN INDUSTRIES, INC.
             (Exact name of Registrant as Specified in its Charter)

               DELAWARE                             63-0133054                 301 EAST TENNESSEE STREET
    (State or Other Jurisdiction of              (I.R.S. Employer              FLORENCE, ALABAMA 35630
    Incorporation or Organization)              Identification No.)                 (205) 767-0330
                                                                               (Address, Including Zip Code, and
                                                                           Telephone Number, Including Area Code, of
                                                                           Registrant's Principal Executive Offices)

                                 JAMES D. WILSON
                             MARTIN INDUSTRIES, INC.
                            301 EAST TENNESSEE STREET
                             FLORENCE, ALABAMA 35630
                                 (205) 767-0330
                       (Name, Address, Including Zip Code,
                         and Telephone Number, Including
                        Area Code, of Agent for Service)

                                 with a copy to:
                              JOHN B. GRENIER, ESQ.
                         BRADLEY ARANT ROSE & WHITE LLP
                           2001 PARK PLACE, SUITE 1400
                            BIRMINGHAM, ALABAMA 35203
                                  (205)521-8000

                            -------------------------

         Approximate date of commencement of proposed sale of the securities to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities only in connection with dividend or interest reinvestment plans, check the following box. []

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                            -------------------------

                         CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                            Proposed                 Proposed
   Title of each class               Amount                  maximum                 maximum               Amount of
       of securities            to be registered         offering price             aggregate             registration
     to be registered                                       per share*            offering price*             fee
-------------------------------------------------------------------------------------------------------------------------
     Common Stock               200,000 shares               $6.3125              $1,262,500.00            $382.58
=========================================================================================================================

     * Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the common stock of Martin Industries, Inc. reported on July 16, 1997 on The Nasdaq Stock Market's National Market.

PROSPECTUS

                             MARTIN INDUSTRIES, INC.

              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
                         200,000 SHARES OF COMMON STOCK

     This Prospectus relates to 200,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Martin Industries, Inc., a Delaware corporation (the "Company"), to be issued pursuant to the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan"). The Plan provides holders of Common Stock with an opportunity to invest cash dividends on shares of Common Stock and optional cash payments for additional shares of Common Stock without payment of any brokerage commission or service charge. Shares of Common Stock for the Plan will be purchased directly from the Company. No open market purchases of shares of Common Stock are permitted for the Plan. The Plan is to be administered initially by AmSouth Bank (the "Plan Agent").

     Participants in the Plan may purchase additional shares of Common Stock by
(i) having the cash dividends on all, or part, of their shares of Common Stock automatically reinvested, (ii) by receiving directly, as usual, their cash dividends, if, as and when declared, on shares of Common Stock registered in their names and investing in the Plan by making cash payments of not less than $25 per payment or more than $6,000 per calendar quarter ("optional cash payments"), or (iii) by investing both their cash dividends and such optional cash payments.

     Stockholders may begin participating in the Plan by completing an Authorization Form (as defined in the Plan) and returning it to the Plan Agent. Participants may terminate their participation at any time. Stockholders who do not wish to participate in the Plan need not take any action and will continue to receive their cash dividends, if, as and when declared, as usual. It is suggested that this Prospectus be retained for future reference.

     The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends. Dividends will continue to depend on earnings, financial requirements and other factors. The Company reserves the right to terminate the Plan at any time.

     The price per share for the shares of Common Stock purchased from the Company with reinvested cash dividends and optional cash payments will be 95% of the Market Price. The "Market Price" for purposes of the Plan will mean the average of the high and low sales prices of the Common Stock as reported on The Nasdaq Stock Market's National Market System ("NASDAQ-NMS") on the date on which a cash dividend is paid by the Company on the Common Stock (and if no transaction in shares of Common Stock is reported on NASDAQ-NMS on such date, as of the last previous day on which the Common Stock was traded on the NASDAQ-NMS).

           SEE "RISK FACTORS" AT PAGE 3 OF THIS PROSPECTUS FOR CERTAIN
                 FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS
                       OF THE COMMON STOCK OFFERED HEREBY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 17, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at the following addresses: Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the website is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated therein by reference. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected without charge at the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates. The Registration Statement and exhibits thereto may also be inspected on the Commission's website at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (Commission File No. 0-26228) are incorporated herein by reference:

     (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997; and

     (iii) The description of the Company's Common Stock, appearing in the Company's Registration Statement on Form S-1 (Registration No. 33-90432) declared effective by the Commission on July 12, 1995, under the caption "DESCRIPTION OF CAPITAL STOCK."

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein or contained herein shall be deemed to be modified or superseded to the extent that a statement herein or in a document subsequently incorporated by reference herein shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide, without charge to each person to whom this Prospectus is delivered, and upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such a request is to be directed to Mr. James W. Truitt, Senior Vice President and Secretary, Martin Industries, Inc., 301 East Tennessee Street, Florence, Alabama 35630 (telephone number (205) 767-0330).

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors before purchasing any of the shares of Common Stock offered hereby.

     SENSITIVITY TO ECONOMIC AND INDUSTRY CONDITIONS. Each of the industries in which the Company operates is cyclical in nature, with sales being affected by general economic cycles, consumer confidence levels, inflation, employment and income levels and the availability of credit generally. The Company's fireplace business is also influenced by factors affecting the housing industry, such as housing demand, the availability of financing and the level and stability of interest rates. Accordingly, a downturn in the general economy or a material change in any one or more of the foregoing factors could have a material adverse effect on the Company's financial condition or results of operations.

     GROWTH THROUGH ACQUISITIONS AND NEW PRODUCT DEVELOPMENT. A significant component of the Company's historical growth has come from acquisitions and the Company's business strategy includes pursuing additional acquisitions. Although the Company continually evaluates acquisition opportunities and conducts preliminary discussions, the Company has no present agreements, arrangements, or commitments with respect to any acquisition. The last acquisition made by the Company was in February 1996, and there can be no assurance that suitable acquisition candidates will be identified by the Company or that any other acquisitions will occur. There also can be no assurance that the most recent acquisition made by the Company or future acquisitions, if they do occur, will not have a material adverse effect upon the Company's financial condition or results of operations, particularly in fiscal quarters immediately following the consummation of such transactions while the operations of the acquired business are being integrated into the Company's operations. Additionally, the process of integrating acquired businesses into the Company's operations may require a disproportionate amount of resources and management's attention. To the extent the Company's expansion is dependent upon its ability to obtain additional financing for acquisitions, there can be no assurance that the Company will be able to obtain financing on acceptable terms. In addition, the Company may issue its securities, including shares of Common Stock, in connection with these acquisitions, which may dilute the equity ownership and voting power of existing stockholders.

     The Company's business strategy involves commitment to the development of new products and enhancements to the Company's existing products. In the last five years, this commitment has resulted in the development of new products which, including accessories, accounted for approximately 26.0% of the Company's gross sales of continuing operations in 1996. Although the Company is committed to research and development, there can be no assurance that these efforts will result in the continued development and production of successful new products, that the costs of unsuccessful development efforts will not have a material adverse effect on the financial condition or results of operations of the Company or that competitors will not develop new products that adversely affect sales of the Company's products.

     PRODUCT LIABILITY. The Company is involved from time to time in various pending and threatened legal actions, including product liability and other personal injury lawsuits relating to its products, that arise in the ordinary course of its business. The Company maintains reserves and insurance coverage at levels based upon the Company's historical product liability and personal injury experience. There can be no assurance, however, that such reserves or insurance available to the Company will be adequate either in amount or type of coverage, or that in the future the Company will be able to maintain adequate reserves or coverage. Consequently, there can be no assurance that the costs and expenses or other liabilities arising out of product liability and personal injury actions or other legal proceedings involving the Company will not have a material adverse effect on its financial condition or results of operations.

     SEASONALITY OF HEATING BUSINESS. Sales of home heating products accounted for approximately 85.2%, 81.2% and 84.7% of the Company's net sales from continuing operations in 1994, 1995 and 1996, respectively. Sales of most of the Company's home heating products and, in particular, gas and solid fuel heaters (other than fireplaces), historically have been seasonal in nature, with sales being directly affected by weather conditions. In an effort to better control its production schedule and inventory of finished products in light of this seasonality, the Company utilizes early booking programs, which allow the Company to project sales early in the year and plan production accordingly. In general, the Company takes early booking orders for its heating products in the first and second quarters and fills the majority of these orders in the second and third quarters, with fill-in orders being shipped primarily in the fourth quarter and to a lesser degree in the ensuing first quarter. Unseasonably warm weather results in higher customer inventories that in turn result in fewer fourth quarter customer fill-in orders and lower response to the Company's early booking programs for the following year. Accordingly, there can be no assurance that weather conditions will not have a material adverse effect on the financial condition or results of operations of the Company.

     FLUCTUATIONS IN EARNINGS AS A RESULT OF ESOP ACCOUNTING. At June 1, 1997, the ESOP owned 3,375,157 shares of Common Stock, 1,314,311 of which had been allocated to participating employee accounts. In accordance with SOP No. 93-6, the Company is required to recognize compensation expense each fiscal quarter in an amount equal to the number of shares of Common Stock committed to be released as compensation to the ESOP participants' accounts during that quarter multiplied by the average fair market value of such shares during the period. Accordingly, if the fair market value of the Common Stock increases, so will the Company's non-cash compensation expense related to the ESOP, which in turn will have a negative impact on the Company's earnings. Because the Company cannot predict the price at which its shares will trade in the future, it cannot predict the amount of non-cash compensation expense it will incur based upon the release of the ESOP's shares to the participants' accounts or the resulting effect on earnings or earnings per share.

     CONTROL BY PRINCIPAL STOCKHOLDERS. As noted above, as of June 1, 1997 the ESOP owned an aggregate of 3,375,157 shares of Common Stock of the Company, representing 39.0% of the outstanding shares of Common Stock, and directors and executive officers of the Company beneficially owned an additional 1,064,718 shares, or 12.3% of the outstanding shares of Common Stock. The directors of the Company also serve as the ESOP's Administrative Committee and thereby direct the actions of the trustees of the ESOP, who are all executive officers of the Company, including with respect to the voting of any shares held by the ESOP which have not been allocated to participating employee accounts (approximately 2,060,846 shares, or 23.8% of the outstanding Common Stock as of June 1, 1997), or which have been allocated but with respect to which no voting instructions have been received. In the event of a tender offer or offer to sell the shares held by the ESOP, the Administrative Committee would also be responsible for directing the response of the trustees with respect to allocated ESOP shares. As a result, the ESOP and the directors and executive officers of the Company are in a position to control the Company through their ability to determine the outcome of elections of the Company's directors, effect or prevent a merger or sale of assets, adopt, amend or repeal the Company's Restated Certificate of Incorporation (the "Certificate") and By-laws and take certain other actions requiring the vote or consent of the stockholders of the Company.

     EFFECT OF GOVERNMENTAL REGULATION. A substantial number of the products manufactured by the Company must comply with federal, state and local laws, regulations and standards. In Canada, products manufactured by the Company must comply with federal, provincial, territorial and local laws, regulations and standards. These laws, regulations and standards relate, among other things, to product safety, construction, instruction, efficiency, packaging, installation, operation and emissions. Although the Company believes that the products it currently manufactures are in compliance in all material respects with applicable standards, no assurance can be given as to the impact of future governmental regulations and product standards on the Company's operations, or the future capital expenditure requirements or the costs of compliance associated therewith, nor can any assurance be given that future governmental regulations or product standards will not have a material adverse effect on the Company.

     EFFECT OF ENVIRONMENTAL REGULATION. Manufacturing concerns such as the Company must comply with numerous federal, state and local laws and regulations relating to human health and safety and the environment. In Canada, the Company must comply with federal, provincial, territorial and local laws and regulations relating to such matters. These laws and regulations address and regulate, among other matters, the generation, handling, storage, treatment, disposal and transportation of solid and hazardous waste and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. Several of the facilities the Company currently owns or operates or has owned or operated in the past are located in industrial areas and have historically been used for extensive periods, in some cases dating back to the turn of the century, for industrial operations such as dyeing, foundry, petroleum, painting, plating, textile and manufacturing. These operations used materials and generated wastes at these facilities that would be considered regulated substances under current environmental laws and regulations. Prior to the enactment of modern environmental regulations, industrial operations took fewer precautions relative to the generation, handling, storage, treatment, disposal and release of substances now known or believed to threaten human health and safety or the environment. The Company has implemented record keeping and management practices and procedures for the purpose of complying with environmental laws and regulations, and the Company believes that it is currently in compliance in all material respects with these laws and regulations. Nevertheless, given the foregoing circumstances, there can be no assurance that past operations at or near the facilities presently or previously owned or operated by the Company, or that the Company's present or future operations, will not give rise to actions by governmental agencies or private parties which could cause the Company to incur response costs, remediation expenses, fines, penalties or other similar damages, expenses or liabilities, or to incur operational shutdowns, business interruptions or other similar losses, that either individually or in the aggregate would have such a material adverse effect.

     DEPENDENCE UPON KEY PERSONNEL. The Company's future success depends in large part upon the continued services of its executive officers, and there can be no assurance that the Company will be able to retain all of such officers. The Company has not entered into employment contracts with any of its executive officers. If, for any reason, these key personnel do not remain active in the Company's management, the Company's operations could be adversely affected.

     COMPETITION. Each of the industries in which the Company manufactures and sells products is highly competitive. Although competitive factors vary by product line, competition in all product lines is based primarily on product quality, product innovation, customer service and support and price. Certain of the Company's competitors have greater financial resources than the Company, may have lower production costs than the Company, or both. As a result, there can be no assurance that the Company will be able to maintain or improve its competitive position in its markets.

     ANTI-TAKEOVER PROVISIONS. The Company's Certificate and By-laws, as well as the General Corporation Law of the State of Delaware (the "DGCL"), contain provisions that may have the effect of discouraging other persons from attempting to acquire control of the Company. These include provisions authorizing the issuance of preferred stock without stockholder approval, establishing a board of directors that has staggered terms for its members and requiring supermajority voting provisions respecting certain amendments. In addition, Section 203 of the DGCL limits the ability of the Company to engage in certain business combinations with interested stockholders (as defined in the DGCL).

                                   THE COMPANY

GENERAL DESCRIPTION

     The Company is a manufacturer of gas and solid fuel space heaters and is a producer of gas logs and pre- engineered fireplaces. The Company's gas heating products are marketed under the Martin Gas Products, Atlanta Stove, Warm Morning and Hunter brand names, representing over 150 combined years in the gas heating appliance marketplace. The Company's Ashley brand of wood- and coal-burning stoves is one of the oldest names in the solid fuel heating industry. Through acquisitions, the Company has also become a producer of do-it-yourself utility trailer kits and premium gas barbecue grills. Prior to 1997, the Company manufactured metal office furniture through its Filex line acquired in 1989. In February of 1997, the Company elected to discontinue its metal office furniture operations. The Company manufactures its products at four facilities, of which two are located in North Alabama, one is located in Southwest Illinois and one is located in Southern Ontario, Canada, and markets its products throughout the United States and parts of Canada through a variety of distribution channels.

     In July 1995 the Company completed its initial public offering of 2,300,000 shares of Common Stock. On February 1, 1996, the Company completed its acquisition of Hunter Energy and Technologies Inc., a Canadian manufacturer of gas space heaters and pre-engineered fireplaces, and 1061099 Ontario Inc. through the direct and indirect purchase of all of the outstanding shares of these companies. Effective January 1, 1997, these two corporations were amalgamated to form Hunter Technology Inc.

     The Company is incorporated under the laws of the State of Delaware. Its principal executive offices are located at 301 East Tennessee Street, Florence, Alabama 35630, and its telephone number is (205) 767-0330. Unless the context indicates otherwise, all references herein to the "Company" include Martin Industries, Inc. and its subsidiaries.

     For a more detailed description of the Company, including audited and unaudited financial information, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997, which are incorporated herein by reference.

                             DESCRIPTION OF THE PLAN

     The following, in question and answer form, is a summary description of the provisions of the Dividend Reinvestment and Direct Stock Purchase Plan of the Company. This description should be read in conjunction with, and is qualified in its entirety by reference to, the Plan, a copy of which is included as Appendix A to this Prospectus. Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

PURPOSE

     1. What is the purpose of the Plan? The purpose of the Plan is to provide holders of shares of Common Stock with an opportunity to reinvest cash dividends in additional shares of Common Stock and make optional cash payments for additional shares of Common Stock, without payment of any brokerage commission or service charge. Shares of Common Stock for the Plan will be purchased directly from the Company. No shares of Common Stock will be purchased for the Plan in the open market. The Plan does not reflect a change in the Company's dividend policy or a guarantee of future dividends, which will continue to be within the discretion of the Board of Directors and will depend upon the Company's profitability, capital requirements, financial condition, growth, business opportunities, arrangements with lenders and other factors which the Board of Directors may deem relevant. The Company will receive the proceeds from the sale of shares of Common Stock under the Plan and will use such proceeds for general corporate purposes.

ADVANTAGES

     2. What are the options available to stockholders? Participants in the Plan may purchase additional shares of Common Stock (i) by having the cash dividends on all or part of their shares of Common Stock automatically reinvested, (ii) by receiving directly as usual their cash dividends, if, as and when declared, on their shares of Common Stock and purchasing shares of Common Stock by making cash payments of not less than $25 per payment or more than $6,000 per calendar quarter, or (iii) by reinvesting both their cash dividends and making such optional cash payments.

     3. What are the advantages of the Plan? No brokerage commissions, fees or service charges are paid by Participants who are holders of record of their Common Stock in connection with purchases under the Plan. Beneficial owners whose shares of Common Stock are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) may participate only in the dividend reinvestment portion of the Plan, by having such shares transferred into their own name or by making arrangements with their broker or bank to participate in the Plan on their behalf. Any fees charged by a broker or nominee in connection with such arrangements will be the responsibility of the Participant and will not be paid by the Company. Also, any fees charged by a commercial bank initiating a wire transfer of an optional cash payment will be the responsibility of the Participant. Another advantage is that the price of shares of Common Stock purchased under the Plan with reinvested cash dividends or optional cash payments is 95% of the Market Price for such shares on the applicable Investment Date. Full investment of dividends is possible under the Plan because the Plan permits fractional shares, as well as whole shares, of Common Stock, to be purchased and credited to a Participant's account. Participants will receive regular statements of account from the Plan Agent reflecting all purchases, by reinvestment of dividends or optional cash payments, credited to the Participant's Plan account.

ADMINISTRATION

     4. Who administers the Plan for Participants? The Plan Agent administers the Plan for Participants, keeps records, sends statements of account to Participants and performs other duties relating to the Plan. The current Plan Agent is AmSouth Bank. Should the Plan Agent resign, or be asked to resign, another agent will be asked to serve.

     All optional cash payments, requests for withdrawal and all other communication, including certificates to be deposited to Plan accounts, should be sent to the Plan Agent addressed as follows:

                                  AmSouth Bank
                          Corporate Securities Services
                              Dividend Reinvestment
                              Post Office Box 11426
                            Birmingham, Alabama 35202

PARTICIPATION

     5. Who is eligible to participate? All holders of record of shares of Common Stock are eligible to participate in the Plan. Beneficial owners whose shares of Common Stock are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) may participate only in the dividend reinvestment portion of the Plan by having such shares transferred into their own name or by making arrangements with their broker or bank to participate in the Plan on their behalf. Any fees charged by a broker or nominee in connection with such arrangements will be the responsibility of the Participant and will not be paid by the Company. Only holders of record may participate in the optional cash payment feature of the Plan. The Company reserves the right to refuse to permit a broker, nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company's sole judgment, result in excessive cost or burden on the Company. In addition, the Company may elect not to offer or sell shares of Common Stock under the Plan to stockholders residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable state or federal securities laws make that offer or sale impracticable or inadvisable.

     6. How does a stockholder join the Plan? In order to participate in the Plan, an eligible stockholder must properly complete the Authorization Form furnished by the Plan Agent and return it to AmSouth Bank, Corporate Securities Services, Dividend Reinvestment, Post Office Box 11426, Birmingham, Alabama 35202. An Authorization Form and postage paid envelope are enclosed with this Prospectus and additional cards may be obtained at any time by stockholders by written or oral request to the Plan Agent at the foregoing address.

     Telephone requests or general inquiries may be made by calling the Plan Agent at (205) 560-7461.

     7. What does the Authorization Form provide? The Authorization Form provides for the purchase by stockholders of record of additional shares of Common Stock through the following investment options offered under the Plan:

     Dividend Reinvestment and Optional Cash Payments - Directs the Plan Agent to reinvest cash dividends with respect to the number of shares of Common Stock indicated by the Participant on the Authorization Form (including whole and fractional shares acquired under the Plan) and permits a Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan. Participants may also send the Plan Agent certificates evidencing shares of Common Stock owned by them for safekeeping. All dividends that may become payable on such shares will automatically be reinvested under the Plan.

     Optional Cash Payments Only - Permits a Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

     Cash dividends on shares of Common Stock credited to the Participant's account under the Plan will be automatically reinvested to purchase additional shares of Common Stock in accordance with the Plan.

     Stockholders who do not wish to participate in the Plan will receive cash dividends if, as and when declared, in the usual manner.

     8. Is partial participation possible under the Plan? A stockholder who desires the dividends on only some full shares of Common Stock to be reinvested under the Plan may indicate such number of shares of Common Stock on the Authorization Form as described above. Cash dividends will continue to be paid on the remaining shares of Common Stock.

     9. When may a stockholder join the Plan? If an Authorization Form specifying that a stockholder wishes to have dividends received on all or some of his shares of Common Stock reinvested in accordance with the Plan is completed and received by the Plan Agent at least five (5) business days prior to the record date established for the payment of the next dividend, reinvestment will commence with that dividend payment. The record dates for dividend payments on the Common Stock are generally on or about February 1, May 1, August 1 and November 1 each year. If the Authorization Form is received subsequent to five (5) business days prior to the record date, reinvestment of the dividends (or designated portion thereof) will not start until payment of the next following dividend. If the Authorization Form is received in between any dividend record date and the Investment Date (the date on which a dividend is paid, which the Company anticipates to be on or about the 15th day of February, May, August and November each year), that dividend will be paid in cash and the stockholder's initial dividend reinvestment will begin with the next dividend. The Investment Date is also the Dividend Payment Date.

     Each Participant in the Plan may invest in additional shares of Common Stock by making optional cash payments in accordance with the Plan. Participants in the Plan have no obligation to make any optional cash payments. Optional payments may be made at irregular intervals and the amount of each optional cash payment may vary, but no optional payment may be less than $25 and the total optional payments invested by each Participant may not exceed $6,000 per calendar quarter. A stockholder of record seeking to enroll in the Plan may make an optional cash payment when enrolling by enclosing with the Authorization Form a check or money order payable to AmSouth Bank as Plan Agent for Martin Industries, Inc. Dividend Reinvestment and Direct Stock Purchase Plan. Optional cash payments may be made by personal check, money order or wire transfer sent to the Plan Agent, made payable to the AmSouth Bank as Plan Agent for Martin Industries, Inc. Dividend Reinvestment and Direct Stock Purchase Plan. All payments must be in United States dollars. Any fees charged by the commercial bank initiating a wire transfer of an optional cash payment will be the responsibility of the Participant. Optional cash payments taking place after enrollment in the Plan and not occurring through a wire transfer must be accompanied by a cash investment form, which form shall be reproduced on the statements of account provided by the Plan Agent to Participants. No interest will be paid on optional cash payments held by the Plan Agent pending the purchase of shares of Common Stock. (See Questions 13, 14 and 16.)

     Optional cash payments received by the Plan Agent not more than thirty-five
(35) days before the Investment Date, but at least five (5) business days before the Investment Date, will be invested as of the Investment Date. Optional cash payments received less than five (5) business days before the Investment Date will be held by the Plan Agent for investment on the next Investment Date or, if the next Investment Date will not occur within thirty-five (35) days of receipt of the cash payment by the Plan Agent, the cash payment will be returned to the Participant. In any event, if an optional cash payment is received more than thirty-five (35) days before the Investment Date, such cash payment will be returned to the Participant. Optional cash payments received by the Plan Agent will be returned to Participants upon written request received by the Plan Agent at least five (5) business days prior to the Investment Date.

COSTS

     10. Are there any expenses to Participants in connection with purchases under the Plan? All costs of administration of the Plan are to be paid by the Company; provided, however, that a Participant may incur and will be responsible for (i) certain costs in connection with the Participant's withdrawal from the Plan if the Participant directs the Plan Agent to sell his shares of Common Stock, and (ii) fees charged by a commercial bank initiating wire transfers of optional cash payments to the Plan Agent on behalf of a Participant. Also, as noted above, beneficial owners whose shares of Common Stock are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) may participate only in the dividend reinvestment portion of the Plan, by having such shares transferred into their own name or by making arrangements with their broker or bank to participate in the Plan on their behalf. Any fees charged by a broker or nominee in connection with such arrangements will be the responsibility of the Participant and will not be paid by the Company.

PURCHASES

     11. How many shares of Common Stock will be purchased for Participants? The number of shares of Common Stock to be purchased will be determined by the amount of the Participant's dividends being reinvested and/or optional cash payments being paid and the purchase price of the shares of Common Stock. Each Participant's account in the Plan will be credited with the number of shares of Common Stock, including fractional shares computed to four (4) decimal places, equal to the amount of the dividends to be reinvested and/or optional cash payments paid divided by the applicable purchase price of the shares of Common Stock.

     12. How will the purchase price of shares of Common Stock be determined? The officers of the Company will determine the price of shares of Common Stock to be purchased. The shares of Common Stock are listed on The Nasdaq Stock Market's National Market (the "NASDAQ-NMS"). The officers of the Company will fix the purchase price at a price equal to 95% of the Market Price. The Market Price will mean the average of the high and low sales prices of the Common Stock as reported on the NASDAQ-NMS on the Investment Date (and if no transaction in shares of Common Stock is reported on the NASDAQ-NMS on such date, as of the last previous day on which the Common Stock was traded on the NASDAQ-NMS). If the purchase price involves a fraction, it will be expressed in one-sixteenth of a point and will be rounded to the next higher one-sixteenth of a point.

     13. When will dividends for optional cash payments be invested? Reinvestment of dividends and investment of optional cash payments will be made on the date when the dividend becomes payable (the "Investment Date" or "Dividend Payment Date"). Participants will become owners of shares of Common Stock purchased under the Plan as of the date of purchase.

     14. What is the Investment Date? There is only one Investment Date in each quarter. The Investment Date will be the Dividend Payment Date. If an Investment Date falls on a Saturday, Sunday or holiday, the Investment Date will be the next following business day. If no cash dividend is paid in a quarter, the Dividend Payment Date and, therefore, the Investment Date, for purposes of optional cash investment will be deemed to be the next to occur of February 15, May 15, August 15, or November 15, as the case may be.

     15. Will certificates be issued to Participants for shares of Common Stock purchased under the Plan? No certificates for shares of Common Stock acquired by a Participant under the Plan will be issued, except as described in Question 18. Common Stock purchased under the Plan will be credited to a Participant's Plan account with the Plan Agent and will be held in the name of the Plan Agent or its nominee. Certificates for any number of whole shares of Common Stock credited to an account under the Plan will be issued to a Participant upon the written request of the Participant to the Plan Agent. Issuance of such certificates will not terminate participation in the Plan, including, unless otherwise specified by the Participant, the continued allocation to a Participant's account of dividends paid respecting the shares of Common Stock as to which such certificates are issued. Dividends respecting any remaining whole shares and fraction of a share reflected as being held in a Participant's account also will be continued to be credited to the Participant's account. No certificate will be issued for fractional shares of Common Stock, but the market price of any fractional shares of Common Stock will be paid in cash to the Participant requesting a certificate for all his Noncertificated Shares.

OPTIONAL CASH PAYMENTS

     16. Who is eligible to make optional cash payments? Record owners of shares of Common Stock who have executed an Authorization Form are eligible to make optional cash payments. Optional payments may be made at irregular intervals and the amount of each optional cash payment may vary, but no optional payment may be less than $25 and the total optional payments invested by each Participant may not exceed $6,000 per calendar quarter.

Beneficial owners of shares of Common Stock who participate in the Plan through brokers or nominees who hold of record such owners' shares of Common Stock are not eligible to participate in the optional cash payment feature of the Plan. A beneficial owner of shares of Common Stock who wishes to make optional cash payments must become the record owner by transferring all or some of his shares into his own name. A stockholder may participate in the Plan exclusively by making an optional cash payment by checking the Optional Cash Payments Only box on the Authorization Form. Moreover, if the Optional Cash Payments Only box is checked, all dividends payable on shares of Common Stock purchased with optional cash payments and retained in the Participant's Plan account will be automatically reinvested in additional shares of Common Stock. Checks or money orders should be payable to AmSouth Bank as Plan Agent for Martin Industries, Inc. Dividend Reinvestment and Direct Stock Purchase Plan and mailed to the Plan Agent, AmSouth Bank, Corporate Securities Services, Dividend Reinvestment, P.O. Box 11426, Birmingham, Alabama 35202. Optional cash payments may also be made by wire transfer. Any fees charged by the commercial bank initiating a wire transfer of an optional cash payment will be the responsibility of the Participant. Optional cash payments taking place after enrollment in the Plan and not occurring through a wire transfer must be accompanied by a cash investment form. An optional cash investment form will be included on the statements of account provided by the Plan Agent to Participants. Cash should not be sent. Payments delivered to any other address will not constitute valid delivery. No interest is paid on optional cash payments.

     Optional cash payments must be received by the Plan Agent no later than five (5) business days prior to the Investment Date in order to be invested as of the Investment Date. Optional cash payments received less than five (5) business days before the Investment Date will be held by the Plan Agent for investment on the next Investment Date or, if the next Investment Date will not occur within thirty-five (35) days of receipt of the cash payment by the Plan Agent, the cash payment will be returned to the Participant. In any event, if an optional cash payment is received more than thirty-five (35) days before the Investment Date, so that investment will not occur within thirty-five (35) days of receipt by the Plan Agent, such cash payment will be returned to the Participant. Participants can also request the return of any optional cash payment which had not yet been invested, provided such request is received by the Plan Agent at least five (5) business days prior to the Investment Date.

     In the event any check or money order from a bank account is returned unpaid for any reason, the Plan Agent will consider the request for investment of such money null and void and shall immediately remove from the Participant's Plan account shares of Common Stock, if any, purchased upon the prior credit of such money. The Plan Agent shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Agent shall be entitled to sell such additional shares from the Participant's Plan account to satisfy the uncollected balance.

REPORT TO PARTICIPANTS

     17. What type of reports will be sent to Participants in the Plan? The Plan Agent will send each Participant (a) as soon as practicable after each dividend reinvestment, a statement which will indicate the amount of the dividend, the purchase price per share of Common Stock, the number of shares of Common Stock purchased and the total number of Noncertificated Shares credited to the Participant's Plan account; and (b) as soon as practicable after each investment of optional cash payments, a statement indicating the purchase price per share of Common Stock, the number of shares of Common Stock purchased and the total number of Noncertificated Shares credited to the Participant's Plan account. These statements are a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, each Participant will receive copies of the Company's annual and quarterly reports to stockholders, proxy statements and income tax information for reporting dividends. Beneficial owners whose shares of Common Stock are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange to obtain their copies of such reports from the record holder.

ISSUANCE

     18. How may a Participant obtain certificates for shares of Common Stock purchased under the Plan? Common Stock purchased under the Plan will not be certificated, but instead will be credited to a Participant's Plan account with the Plan Agent and will be held in the name of the Plan Agent or its nominee. Certificates for any number of whole shares of Common Stock credited to an account under the Plan will be issued to a Participant only upon the written request of the Participant to the Plan Agent. Issuance of such certificates will not terminate participation in the Plan, including, unless otherwise specified by the Participant, the continued allocation to a Participant's account of dividends paid respecting the shares of Common Stock as to which such certificates are issued. Dividends respecting any remaining whole shares and fraction of a share reflected as being held in a Participant's account also will be continued to be credited to the Participant's account. No certificate will be issued for fractional shares of Common Stock, but the market price of any fractional shares of Common Stock will be paid in cash to the Participant requesting a certificate for all his Noncertificated Shares. Participants wishing to receive certificates for whole shares of Common Stock credited to their Plan account should mail their request to the Plan Agent, AmSouth Bank, Corporate Securities Services, Dividend Reinvestment, Post Office Box 11426, Birmingham, Alabama 35202. The Company, however, reserves the right at any time to issue certificates to Participants for any shares of Common Stock in their Plan accounts. (See Questions 19 and 21 for information on termination of participation.)

MODIFICATION OR TERMINATION BY A PARTICIPANT

     19. How does a Participant change or terminate participation in the Plan? A Participant may change participation from partial to total dividend reinvestment, from total to partial dividend reinvestment, or may simply change the number of shares of Common Stock which are enrolled in the Plan by executing and delivering a new Authorization Form to the Plan Agent, AmSouth Bank. Any change concerning the reinvestment of dividends must be received by the Plan Agent not later than five (5) business days prior to the record date for a dividend in order for the change to become effective for that dividend.

     A Participant may terminate participation in the Plan by notifying the Plan Agent in writing at least five (5) business days prior to the record date for determining the holders entitled to receive the next dividend. Notices will be effective only upon receipt by the Plan Agent. Notices to change or discontinue dividend reinvestment received by the Plan Agent at least five (5) business days prior to any record date for a dividend payment will be effective as of that date. In order to re-enter the Plan after termination, a stockholder must complete a new Authorization Form.

     20. Can the shares of Common Stock held in the Plan be sold through the Plan Agent? A Participant can instruct the Plan Agent to sell any or all of the Common Stock held in the Plan. The written notification to the Plan Agent should include the number of shares of Common Stock that are to be sold. The Plan Agent will make the sale as soon as practicable following receipt of a Participant's request. A check for the proceeds of such sale, less brokerage commission and transfer taxes (if any), will be sent by the Plan Agent to the Participants. No Participant will have the authority or power to direct the date or sales price at which shares of Common Stock may be sold. Requests must indicate the minimum number of shares to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares of Common Stock to be sold will be returned to the Participant with no action taken.

     21. What happens upon the withdrawal of a Participant from the Plan or upon termination of the Plan by the Company? Upon a Participant's withdrawal from the Plan, or upon termination of the Plan by the Company, a Participant will have two options for receiving the proceeds from the Participant's account. The Participant may request that certificates for whole shares of Common Stock credited to the applicable account under the Plan be issued to such Participant and a cash payment be made for any fraction of a share. Alternatively, the Participant may request that all of the shares of Common Stock credited to the Participant's account, both whole and fractional, be sold. The sale of all whole and fractional shares of Common Stock will be made from the Participant's account in brokerage transactions as soon as reasonably practicable after receipt by the Plan Agent of the request. Reasonable efforts will be made to attempt to sell such shares of Common Stock in brokerage transactions within five (5) Trading Days after receipt by the Plan Agent of the request. A Participant whose shares of Common Stock are sold in such manner will receive the proceeds of the sale, less any brokerage commission and any transfer tax. Upon the Plan Agent's receipt of notice of a Participant's withdrawal from the Plan, or upon termination of the Plan by the Company, the Plan Agent will, absent further notice as to the Participant's choice of the options above for receiving the proceeds from the account, issue certificates for whole shares of Common Stock credited to the account and make a cash payment for any fraction of a share.

OTHER INFORMATION

     22. What happens if the Company issues a stock dividend, declares a stock split or has a rights offering? Shares of Common Stock issued by the Company pursuant to a stock dividend or stock split with respect to a Participant's shares of Common Stock which are held by the Plan Agent or its nominee for the account of the Participant will be credited to a Participant's Plan account. Any shares representing stock dividends or stock splits of Common Stock distributed by the Company on shares subject to the Plan but held by the Participant will be issued and delivered to the appropriate stockholder of record in the same manner as to stockholders who are not participating in the Plan. In the event of a stock split or stock dividend, all cash dividends paid with respect to shares held by the Plan Agent or its nominee for the Participant's account under the Plan will continue to be automatically reinvested. All cash dividends on shares held directly by the Participant (or the Participant's nominee) will continue to be reinvested following such stock split or stock dividend in the same proportion as were the cash dividends on shares of Common Stock held by the Participant (or the Participant's nominee) immediately prior to the stock split or stock dividend. In the event of a rights offering by the Company in which separately tradable and exercisable rights are issued to record holders of Common Stock, the rights attributable to whole shares of Common Stock held in a Participant's Plan account will be transferred to the Participant as promptly as practicable after the rights are issued. No partial rights will be issued with respect to fractional shares of Common Stock in the Participant's account.

     23. How will Shares in a Participant's Noncertificated Share account be voted at a meeting of stockholders? Each holder of record of shares of Common Stock allocated to a Participant's account will be sent a proxy card and will be entitled to vote any shares of Common Stock held by the Plan Agent for his account. In the case of a beneficial owner of shares of Common Stock who participates in the Plan through a broker or nominee, such beneficial owner must make appropriate arrangements with such broker or nominee to ensure exercise by such owner of the right to vote such shares.

     24. What are the Federal income tax consequences of participation in the Plan? Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the purchase of shares of Common Stock under the Plan will generally result in the following Federal income tax consequences:

     (a) A distribution on the shares of Common Stock will be treated for Federal income tax purposes as a dividend distribution received by the Participant notwithstanding that it is used to purchase additional shares of Common Stock pursuant to the Plan. The full amount of cash distributions reinvested under the Plan, plus the 5% purchase discount from the applicable Market Price, represents dividend distributions to Participants. As in the case of cash dividend distributions, the full amount will be taxable income to the extent of the Company's current and accumulated earnings and profits, and the excess will be a return of capital which reduces the basis of the Participant's shares of Common Stock in the Company or results in gain to the extent it exceeds such Common Stock basis.

     (b) For optional cash payments, Participants in the Plan will be treated as having received a cash dividend on the Investment Date equal to the excess, if any, of the aggregate Market Price of all the shares of Common Stock purchased with such cash payment over the optional cash payment. The tax basis of the shares will be equal to the sum of the amount of the optional cash payment plus the amount included in income.

     (c) A Participant's tax basis in additional shares of Common Stock acquired under the Plan by dividend reinvestment will be equal to the full amount treated as a dividend distribution for Federal income tax purposes. The Participant's holding period for such shares of Common Stock will commence on the day after the Investment Date.

     (d) A Participant will not realize any taxable income upon the receipt of a certificate for full shares of Common Stock credited to the Participant's account. A Participant will recognize gain or loss when the Participant sells or exchanges shares of Common Stock received from the Plan, including the liquidation of a fractional share interest. Such gain or loss will equal the difference between the amount which the Participant receives for such shares or fractional share interest and their respective tax bases.

     In the case of Participants whose distributions are subject to withholding of Federal income tax, distributions will be reinvested less the amount of tax required to be withheld.

     THE ABOVE IS INTENDED ONLY AS A GENERAL DISCUSSION OF THE CURRENT FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL AND STATE INCOME TAX CONSEQUENCES (INCLUDING THE EFFECTS OF ANY CHANGES IN LAW) OF THEIR INDIVIDUAL PARTICIPATION IN THE PLAN.

     25. What provision is made for foreign participants subject to income tax withholding or other Participants subject to back-up withholding? In the case of both foreign Participants who elect to have their distributions reinvested and whose distributions are subject to United States income tax withholding and other Participants who elect to have the distributions reinvested and who are subject to "backup" withholding under Section 3406(a)(1) of the Code, the Plan Agent will invest in shares of Common Stock in an amount equal to the distributions of such Participants less the amount of tax required to be withheld. The quarterly statements confirming purchases made to such Participants will indicate the net payment reinvested.

     Under Section 3406(a)(1) of the Code, the Company is currently required to withhold for United States income tax purposes 31% of all distribution payments to a stockholder if (i) such stockholder has failed to furnish to the Company his taxpayer identification number ("TIN"), which for an individual is his social security number, (ii) the Internal Revenue Service (the "Service") has notified the Company that the TIN furnished by the stockholder is incorrect,
(iii) the Service notifies the Company that back-up withholding should be commenced because the stockholder has failed to properly report distribution or
(iv) the stockholder has failed to certify, under penalties of perjury, that he is not subject to back-up withholding.

     Optional cash payments received from foreign participants must be in United States dollars and will be invested in the same way as payment from other Participants.

     26. What are the federal income tax consequences of participation in the Plan by an IRA, Keogh Plan, 401(k) Plan, Simplified Pension Account or any corporate employer-sponsored retirement plan? The tax consequences of participation in the Plan by retirement plans differ from those outlined above for individuals. Since the law and regulations regarding the Federal income tax consequences of retirement plan participation are complex and subject to change, those considering such participation should consult with their own retirement plan trustees, custodians or tax advisors for specific information.

     27. What is the responsibility of the Company under the Plan? Neither the Company, nor its duly appointed Plan Agent in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability (a) arising out of failure to terminate a Participant's participation in the Plan upon the Participant's death prior to receipt of notice in writing of such death, (b) with respect to the prices at which shares are purchased or sold for the Participant's account and the times when such purchases or sales are made, (c) with respect to any inability to sell shares on behalf of a Participant or (d) with respect to any loss or fluctuation in the market value after the purchase or sale of shares under the Plan. In addition, no stockholder, director, officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company's obligations under the Plan and a Participant shall look solely to the assets of the Company for the satisfaction of any claims under the Plan.

     Participants should recognize that neither the Company nor the Plan Agent can provide any assurance of a profit or protection against loss on any shares of Common Stock purchased under the Plan.

     28. May the Plan be changed or discontinued? The Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan and, in particular, reserves the right to refuse optional cash payments from any stockholder who, in the sole discretion of the Company, is attempting to circumvent the intent of the Plan by making excessive optional cash payments through multiple stockholder accounts. Participants will be notified of any suspension, termination or material modification of the Plan.

     The Company could decrease or eliminate the discount without prior notice to Participants for any reason, including, without limitation, in the event the Company believes that Participants were engaging in positioning and other transactions with the intent to purchase shares of Common Stock under the Plan and then immediately reselling such shares of Common Stock in order to capture the discount. Any Participants who engage in such transactions may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

     29. Who answers a Participant's questions or supplies information? Any inquiries or correspondence about the Plan should be addressed as follows:
AmSouth Bank, Corporate Securities Services, Dividend Reinvestment, Post Office Box 11426, Birmingham, Alabama 35202. Telephone inquires to the Plan Agent should be made to (205) 560-7461.

     30. Will the Plan Agent hold certificated shares? The Plan provides a share deposit feature to eliminate the need for Participants to hold physical Common Stock certificates. If a Participant currently holds physical Common Stock certificates and would like to combine these shares with his Plan shares held in book entry, the Participant should check the appropriate box on the Authorization Form or complete the tear off section of his account statement and complete the portion designated for share deposit. The certificates need not be endorsed. The Participant should ensure that his Common Stock certificates are sent by registered/insured mail or by some other similar means as the Participant bears the risk of loss in transit. Participants should be aware that dividends on the shares so deposited will be automatically reinvested. Certificates should be sent to the address set forth in response to Question 4.

                                 USE OF PROCEEDS

     The proceeds from sales of the shares of Common Stock under the Plan will be available for use by the Company for general corporate purposes.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides for the indemnification of directors and officers of corporations organized thereunder in certain circumstances. In addition, Section 145 grants to each such corporation the power to indemnify its directors and officers against liability for certain of their acts.

     The By-laws of the Company provide for indemnification of directors and officers of the Company to the fullest extent permitted by law, including, without limitation, the General Corporation Law of the State of Delaware, against liability for certain of their acts. Directors and officers liability insurance has also been obtained by the Company, the effect of which is to indemnify the directors and officers of the Company against certain damages and expenses because of certain claims made against them caused by their negligent acts, errors or omissions, whether or not the Company itself would have the power to indemnify them against such liability under applicable law.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon by Bradley Arant Rose & White LLP, 2001 Park Place, Suite 1400, Birmingham, Alabama 35203.

                                     EXPERTS

     The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   APPENDIX A

                             MARTIN INDUSTRIES, INC.
              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

1.       DEFINITIONS

         The following terms when used herein shall have the following definitions:

         "Authorization Form" means such authorization form as the Plan Agent may from time to time or upon request furnish Stockholders, which form shall be returned to the Plan Agent by the Stockholders to indicate their election to participate in specified portions of the Plan.

         "Certificated Shares" means shares of Stock which are evidenced by physical certificates.

         "Company" means Martin Industries, Inc., a Delaware corporation.

         "Dividend Payment Date" means each date on which a cash dividend is paid by the Company on the shares of Stock.

         "Investment Date" means a Dividend Payment Date. If a Dividend Payment Date falls on a Saturday, Sunday or holiday, the Investment Date will be the next following business day. If no cash dividend is paid by the Company in a quarter, the Investment Date in that quarter for purposes of investment of a Participants' optional cash payments under the Plan will be deemed to be the next to occur of February 15, May 15, August 15 or November 15, as the case may be.

         "Market Price" means the average of the high and low sales prices of the Stock as reported on the NASDAQ National Market System ("NASDAQ-NMS") on the Investment Date (and if no transaction in shares of Stock is reported on NASDAQ-NMS on such date, as of the last previous day on which the Stock was traded on the NASDAQ-NMS).

         "Noncertificated Shares" means shares of Stock which are held by the Plan Agent in an account for each Participant and for which no physical certificates are issued.

         "Participant" means any Stockholder who has returned a properly completed Authorization Form to the Plan Agent indicating election to participate in any portion of the Plan and who has been enrolled in that portion of the Plan by the Plan Agent.

         "Plan" means this Dividend Reinvestment and Direct Stock Purchase Plan.

         "Plan Agent" means any bank or trust company as from time to time may be appointed by the Company as agent to administer the Plan. Initially, the Plan Agent shall be AmSouth Bank and thereafter shall be any person, bank, trust company or other entity as the Company may from time to time designate in substitution therefor.

         "Stock" means the common stock, par value $0.01 per share, of the Company.

         "Stockholder" means any holder of shares of Stock.

         "Trading Day" means a day on which trades occur on the NASDAQ-NMS.

2.       PURPOSE

         The purpose of this Plan is to provide Stockholders with a convenient and economical method for purchasing shares of Stock and having all or part of the cash dividends paid on their Stock automatically reinvested in additional shares of Stock, in either case without payment of any brokerage commission or service charge. Because the Plan Agent purchases shares of Stock directly from the Company, the Plan will assist the Company in raising funds for general business purposes. The Plan does not reflect a change in the Company's dividend policy or a guarantee of future dividends, which will continue to be within the discretion of the Board of Directors and will depend upon the Company's profitability, capital requirements, financial condition, growth, business opportunities, arrangements with lenders and other factors which the Board of Directors may deem relevant.

3.       ELIGIBILITY FOR PARTICIPATION

         All Stockholders of record are automatically eligible to participate in the Plan and may do so by properly completing and returning to the Plan Agent the Authorization Form furnished to them by the Plan Agent. Beneficial owners of shares of Stock which are registered in names other than their own (e.g., in the name of a broker or nominee) who want to participate, may participate only in the dividend reinvestment portion of the Plan by having such shares transferred into their own name or making appropriate arrangements with their broker or nominee to participate in the Plan on their behalf. Any fees charged by a broker or nominee in connection with such arrangements shall be the responsibility of the Participant and shall not be paid by the Company. Only Stockholders of record may participate in the optional cash payment feature of the Plan. The Company reserves the right to refuse to permit a broker, nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company's sole judgment, result in excessive cost or burden on the Company.

4.       ADMINISTRATION OF THE PLAN

         The Plan Agent shall administer the Plan and will maintain records and perform such other duties related to the Plan as may be required. In addition, the Plan Agent will send each Participant (a) as soon as practicable after each dividend reinvestment, a statement which will indicate the amount of the dividend, the purchase price per share of Stock, the number of shares of Stock purchased and the total number of Noncertificated Shares credited to the Participant's Plan account; (b) as soon as practicable after each investment of optional cash payments, a statement indicating the purchase price per share of Stock, the number of shares of Stock purchased and the total number of Noncertificated Shares credited to the Participant's Plan account; and (c) annual and quarterly reports to Stockholders, notices of annual meetings and proxy statements and income tax information for reporting dividends paid.

5.       REINVESTMENT OF DIVIDENDS

         (a) Stockholders may join the Plan and elect to have dividends on all or part of their shares of Stock automatically reinvested by properly completing the Authorization Form provided by the Plan Agent and returning it to the Plan Agent. A beneficial owner of shares of Stock which are registered in names other than their own (e.g. , in the name of a broker or nominee) who want to participate in the dividend reinvestment portion of the Plan may do so by becoming a record holder of such shares and following the instructions set forth above, or by making appropriate arrangements with their broker or nominee to participate on their behalf.

         (b) If the properly completed Authorization Form is received by the Plan Agent at least five (5) business days prior to the record date for the payment of the next dividend to be paid by the Company (the "Dividend Record Date"), or if a broker or nominee of a beneficial owner of Stock appropriately advises the Plan Agent of such beneficial owner's participation in the Plan's dividend reinvestment feature at least five (5) business days prior to the Dividend Record Date, the dividend paid by the Company to which said Dividend Record Date applies will be reinvested in shares of Stock for the Participant. (The record dates for regular quarterly dividend payments on shares of the Stock are generally on or about February 1, May 1, August 1 and November 1.) If the properly completed Authorization Form or such appropriate advice from a broker or nominee of a beneficial owner of Stock is received less than five (5) business days prior to the Dividend Record Date, the dividend paid by the Company to which said Dividend Record Date applies will be paid in cash to the Stockholder or the Stockholder's broker or nominee and dividend reinvestment under the Plan will begin with the next cash dividend paid by the Company.

         (c) The purchase price per share for shares of Stock purchased for the Plan with reinvested dividends shall be 95% of the Market Price. If the purchase price includes a fraction, it will be expressed in one-sixteenth of a point and will be rounded up to the next higher one-sixteenth of a point.

         (d) Cash dividends on shares of Stock credited to the Participant's account will be automatically reinvested to purchase additional shares of Stock pursuant to the Plan.

6.       OPTIONAL CASH PAYMENTS

         (a) A Stockholder of record who is a Participant in the Plan may invest in additional shares of Stock by making optional cash payments to the Plan at any time. Participants in the Plan have no obligation to make any optional cash payments. Beneficial owners of shares of Stock who participate in the Plan through brokers or nominees who hold of record such owners' shares of Stock are not eligible to participate in the optional cash payment feature of the Plan. Optional payments may be made at irregular intervals and the amount of each optional cash payment may vary, but no optional payments may be less than $25.00 and the total optional payments invested by each Participant may not exceed $6,000.00 per calendar quarter. A Stockholder of record seeking to enroll in the Plan may make an optional cash payment when enrolling by enclosing with the Authorization Form a check or money order payable to the Plan Agent for the benefit of the Martin Industries, Inc. Dividend Reinvestment and Direct Stock Purchase Plan. Optional cash payments may be made by personal check, money order or wire transfer sent to the Plan Agent, made payable to the Plan Agent for the benefit of the Martin Industries, Inc. Dividend Reinvestment and Direct Stock Purchase Plan. All such payments must be in United States dollars. Any fees charged by the commercial bank initiating a wire transfer of an optional cash payment will be the responsibility of the Participant. Optional cash payments taking place after enrollment in the Plan and not occurring through a wire transfer must be accompanied by a cash investment form, which form shall be reproduced on the statements of account provided by the Plan Agent to Participants.

         (b) Optional cash payments received by the Plan Agent not more than thirty-five (35) days before the Investment Date, but at least five (5) business days before the Investment Date will be invested as of the Investment Date or, if the Investment Date is not a Trading Day, on the next succeeding Trading Day. Optional cash payments received less than five (5) business days before the Investment Date will be held by the Plan Agent for investment on the next Investment Date or, if the next Investment Date will not occur within thirty-five (35) days of receipt of the cash payment by the Plan Agent, the cash payment will be returned to the Participant. In any event, if an optional cash payment is received more than thirty-five (35) days before the Investment Date, so that investment will not occur within thirty-five (35) days of receipt by the Plan Agent, such cash payment will be returned to the Participant. No interest will be paid on initial or optional cash payments received by the Plan Agent but not yet invested by the Plan Agent. A Participant may withdraw an optional cash payment that has not been invested by the Plan Agent by sending written notice to such effect to the Plan Agent. For such withdrawal to be effective, such written notice must be received by the Plan Agent at least five (5) business days prior to the Investment Date.

         (c) The purchase price per share for shares of Stock purchased for the Plan with optional cash payments shall be 95% of the Market Price. If the purchase price includes a fraction, it will be expressed in one-sixteenth of a point and will be rounded up to the next higher one-sixteenth of a point.

         (d) Cash dividends on shares of Stock credited to the Participant's account will be automatically reinvested to purchase additional shares of Stock pursuant to the Plan.

7.       CALCULATION OF SHARES OF STOCK PURCHASED

         The number of shares of Stock purchased shall be determined by dividing the amount of the dividends reinvested and optional cash payments made by the Participant by the purchase price per share of Stock determined in accordance with Sections 5(c) and 6(c) above. Each Participant's account will be credited on each Investment Date with that number of whole shares of Stock, plus fractional share interests computed to four (4) decimal points, equal to the total amount of the cash (dividends and optional cash payments) to be invested on behalf of such Participant on such date divided by the purchase price per share of Stock (determined in accordance with Sections 5(c) and 6(c) above) for that date.

8.       COSTS

         All costs of administration of the Plan are to be paid by the Company; provided, however, that a Participant may incur and will be responsible for (i) certain costs in connection with the Participant's withdrawal from the Plan if the Participant directs the Plan Agent to sell his shares of Stock, and (ii) fees charged by a commercial bank initiating wire transfers of optional cash payments to the Plan Agent on behalf of a Participant.

9.       SHARES OF STOCK SUBJECT TO THE PLAN

         (a) The number of shares of Stock which may be issued and sold by the Company under the Plan shall not exceed 200,000 shares of stock, subject to adjustment pursuant to the provisions of paragraph (b) below. Such shares of Stock may be either authorized and unissued shares or shares issued and thereafter acquired by the Company and such amount of shares shall be and is hereby reserved for issuance pursuant to this Plan. The Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Plan. Shares of Stock will not be purchased for the Plan in the open market.

         (b) In the event that the outstanding shares of Stock are increased or decreased after the date hereof by reason of reorganization, recapitalization, reclassification, combination of shares, stock split or stock dividend, then the aggregate number of shares of Stock which may be issued and sold hereunder, set forth in paragraph (a) above, shall be adjusted appropriately. Any adjustments and the manner of application of the foregoing sentence shall be determined solely by the Company.

10.      MODIFICATION OF PARTICIPATION OR WITHDRAWAL

         (a) A Participant may modify his participation in the dividend reinvestment portion of the Plan by notifying the Plan Agent in writing at least five (5) business days prior to the Dividend Record Date that such Participant desires to reinvest dividends on an increased or decreased number of shares of Stock as specified in such notice.

         (b) A Participant may withdraw from the Plan at any time by notifying the Plan Agent in writing. If such written notice is received by the Plan Agent at least five (5) business days prior to the Dividend Record Date, the amount of such dividend which would otherwise have been reinvested will be paid in cash to the record holder of the shares of Stock allocated to the Plan account of the withdrawing Participant. In the event that such notice is received by the Plan Agent at least five (5) business days prior to the Investment Date, any optional cash payment received (and not reinvested pursuant to the Plan) prior to the Plan Agent's receipt of such notice will be returned to the record holder of the shares of Stock allocated to the Plan account of the withdrawing Participant. If such notice of withdrawal is not received by the Plan Agent in accordance with the provisions of the foregoing two sentences, the dividend paid on the Dividend Payment Date or any optional cash payments held by the Plan Agent at such time will be invested in shares of Stock under the Plan for the Participant's account. Any optional cash payments or dividends received by the Plan Agent on or after the receipt of timely written notice of a Participant's withdrawal will be returned to the record holder of the shares of Stock allocated to the Plan account of the withdrawing Participant.

         (c) Stockholders of record and beneficial owners of shares of Stock, acting through the brokers or nominees (or their representatives) in whose name their shares are registered, may re-enroll in the Plan at any time.

         (d) Upon a Participant's withdrawal from the Plan, or upon termination of the Plan by the Company, a Participant shall have two options for receiving the proceeds from the Participant's account. The Participant may request that certificates for whole shares of Stock credited to the applicable account under the Plan be issued to such Participant and a cash payment be made for any fraction of a share. The Participant also may request that all of the shares of Stock credited to the Participant's account, both whole and fractional, be sold. The sale of all whole and fractional shares of Stock will be made from the Participant's account in brokerage transactions as soon as reasonably practicable after receipt by the Plan Agent of the request. Reasonable efforts will be made to attempt to sell such shares of Stock in brokerage transactions within five (5) Trading Days after receipt by the Plan Agent of the said request. A Participant whose shares of Stock are sold in such manner will receive the proceeds of the sale, less any brokerage commission and any transfer tax. Upon the Plan Agent's receipt of notice of a Participant's withdrawal from the Plan, or upon termination of the Plan by the Company, the Plan Agent will, absent further notice as to the Participant's choice of the options above for receiving the proceeds from the account, issue certificates for whole shares of Stock credited to the account and make a cash payment for any fraction of a share.

11.      SALE OF PLAN SHARES

         A Participant can instruct the Plan Agent to sell any or all of the whole shares of Stock held in the Plan. The written notification to the Plan Agent should include the number of Shares that are to be sold. The Plan Agent will make the sale as soon as practicable following receipt of the written notification and a check for the proceeds less brokerage commission and transfer taxes (if any) will be sent by the Plan Agent to the Participant. No Participant shall have the authority or power to direct the date or sales price at which shares of Stock may be sold. Instructions by a Participant to the Plan Agent must indicate the minimum number of shares of Stock to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares of Stock to be sold will be returned to the Participant with no action taken. Shares of Stock held in a Participant's account may not be pledged. In order to pledge such shares, a Participant must request certificates for such shares of Stock.

12.      CERTIFICATES FOR PURCHASED SHARES OF STOCK

         No certificates for shares of Stock acquired for a Participant under the Plan will be issued. Stock purchased under the Plan will be credited to a Participant's Plan account with the Plan Agent and will be held in the name of the Plan Agent or its nominee. Certificates for any number of whole shares of Stock credited to an account under the Plan will be issued to a Participant upon the written request of the Participant to the Plan Agent, and issuance of such certificates will not terminate participation in the Plan, including, unless otherwise specified by the Participant, the continued allocation to a Participant's account of dividends paid respecting the shares of Stock as to which such certificates are issued. Dividends respecting any remaining whole shares and fraction of a share reflected as being held in a Participant's account also will be continued to be credited to the Participant's account. No certificate will be issued for fractional shares of Stock, but the market price of any fractional shares of Stock will be paid in cash to the Participant requesting a certificate for all his Noncertificated Shares.

13.      STOCK SPLITS, STOCK DIVIDENDS AND RIGHTS OFFERINGS

         Shares of Stock issued by the Company pursuant to a stock dividend or stock split with respect to a Participant's shares of Stock which are held by the Plan Agent or its nominee for the account of the Participant will be credited to a Participant's Plan account. Any shares representing stock dividends or stock splits of Stock distributed by the Company on shares subject to the Plan but held by the Participant will be issued and delivered to the appropriate stockholder of record in the same manner as to stockholders who are not participating in the Plan. In the event of a stock split or stock dividend, all cash dividends paid with respect to shares held by the Plan Agent or its nominee for the Participant's account under the Plan will continue to be automatically reinvested. All cash dividends on shares held directly by the Participant (or the Participant's nominee) will continue to be reinvested following such stock split or stock dividend in the same proportion as were the cash dividends on shares of Stock held by the Participant (or the Participant's nominee) immediately prior to the stock split or stock dividend. In the event of a rights offering by the Company in which separately tradable and exercisable rights are issued to record holders of Stock, the rights attributable to whole shares of Stock held in a Participant's Plan account will be transferred to the Participant as promptly as practicable after the rights are issued. No partial rights will be issued with respect to fractional shares of Stock in the Participant's account.

14.      VOTING

         Each holder of record of shares of Stock allocated to a Participant's account will be sent a proxy card and will be entitled to vote any shares of Stock held by the Plan Agent for his account. In the case of a beneficial owners of shares of Stock who participates in the Plan through a broker or nominee, such beneficial owner must make appropriate arrangements with such broker or nominee to ensure exercise by such owner of the right to vote such shares.

15.      LIABILITY

         Neither the Company, nor its duly appointed Plan Agent in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability (a) arising out of failure to terminate a Participant's participation in the Plan upon the Participant's death prior to receipt of notice in writing of such death, (b) with respect to the prices at which shares are purchased or sold for the Participant's account and the times when such purchases or sales are made, (c) with respect to any inability to sell shares on behalf of a Participant, or (d) with respect to any loss or fluctuation in the market value after the purchase or sale of shares under the Plan. In addition, no Stockholder, director, officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company's obligations under this Plan and a Participant shall look solely to the assets of the Company for satisfaction of any claims hereunder.

16.      AMENDMENT, TERMINATION, SUSPENSION OR MODIFICATION

         (a) The Company reserves the right to amend, modify, suspend or terminate the Plan at any time and from time to time without the approval of the Participants, including, without limitation, during the period between a Dividend Record Date and the related Investment Date. The Company reserves the right to refuse optional cash payments from any Stockholder in its sole discretion, including, without limitation, upon the determination by the Company that a Stockholder is attempting to circumvent the interest of the Plan by making excessive optional cash payments through multiple Stockholder accounts. Notice of any material amendment or modification, or any suspension or termination of the Plan will be sent to all Participants who shall in all events have the right to withdraw from the Plan.

         (b) The Company may decrease or eliminate the discount with respect to the purchase price of shares under the Plan without prior notice to Participants for any reason, including, without limitation, in the event the Company believes that Participants are engaging in positioning and other transactions with the intent to purchase shares of Common Stock under the Plan and then immediately reselling such shares of Common Stock in order to capture the discount.

17.      PLAN INTERPRETATION

         Any question of interpretation arising under the Plan shall be determined by the Company and any such determination shall be final and binding on the Participants.

18.      COMPLIANCE WITH APPLICABLE LAW AND REGULATIONS

         The Company's obligation to offer, issue or sell shares of Stock hereunder shall be subject to the Company's obtaining any necessary approval, authorization and consent from any governmental and regulatory authorities having jurisdiction over the issuance and sale of the shares of Stock. The Company may elect not to offer or sell shares of Stock under the Plan to Stockholders residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

19.      PARTICIPANTS SUBJECT TO BACK-UP WITHHOLDING

         In the case of both foreign participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding and other Participants who elect to have their dividends reinvested and who are subject to "backup" withholding under Section 3406(a)(1) of the Internal Revenue Code of 1986, as amended, the Plan Agent shall invest in shares of Stock in an amount equal to the dividends of such Participants less the amount of tax required to be withheld.

20.      SAFEKEEPING

         At a Participant's request, the Plan Agent will receive and hold any Certificated Shares now held by or for such Participant. A Participant may send such Certificated Shares to the Plan Agent for credit to such Participant's account in the Plan. These Certificated Shares will be added to the shares of Stock in such Participant's account and will appear in subsequent statements in combination with a Participant's previous Plan shares of Stock and dividends.

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION (I) BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR (II) TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                               -----------------


                                TABLE OF CONTENTS

                                                                                                                Page
Available Information.............................................................................................2
Incorporation of Certain Documents by Reference...................................................................2
Risk Factors......................................................................................................3
The Company.......................................................................................................5
Description of the Plan...........................................................................................6
Use of Proceeds..................................................................................................14
Indemnification of Directors and Officers........................................................................14
Legal Matters....................................................................................................14
Experts..........................................................................................................15
Martin Industries, Inc. Dividend Reinvestment
   and Direct Stock Purchase Plan...............................................................................A-1

                             MARTIN INDUSTRIES, INC.

                                     [LOGO]

                                -----------------

                              DIVIDEND REINVESTMENT
                                       AND
                           DIRECT STOCK PURCHASE PLAN

                                -----------------



                                 200,000 SHARES
                                  COMMON STOCK

                                 $0.01 PAR VALUE


                                -----------------



                                   PROSPECTUS

                               Dated July 17, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the distribution of the securities being registered. All amounts shown are estimates except the Commission registration fee.

                  ITEM                                                                  AMOUNT
                  ----                                                                  ------

                  SEC Registration fee                                                 $       385
                  Printing expenses                                                          3,000
                  Legal fees and expenses                                                   12,000
                  Accounting fees and expenses                                               2,000
                  Miscellaneous                                                              2,500
                                                                                       -----------
                  Total                                                                $    19,885
                                                                                       ===========



Item 15.          Indemnification of Directors and Officers

         (a) Article VII of the Registrant's By-laws provides as follows:

                          ARTICLE VII - INDEMNIFICATION

                  SECTION 7.1 INDEMNIFICATION. The corporation shall indemnify, and in connection with such indemnification may advance expenses to, any person who is or was a director or officer of the corporation, and any officer or director who is or was serving at the request of the corporation as a director, officer, employee, partner or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law, including without limitation the General Corporation Law of the State of Delaware. If the amount, extent, or quality of indemnification permitted by law should be in any way restricted after the adoption of these by-laws, then the corporation shall indemnify such persons to the fullest extent permitted by law as in effect at the time of the occurrence of the omission or the act giving rise to the claimed liability with respect to which indemnification is sought. The indemnification and advancement of expenses pursuant to this Article VII shall be in addition to, and not exclusive of, any other right that the person seeking indemnification may have under these by-laws, the certificate of incorporation, any separate contract or agreement or applicable law. The corporation shall have the power in its discretion to indemnify any employee or agent of the corporation in the same manner as the corporation is required to indemnify its officers and directors under this Section 7.1.

                  SECTION 7.2 INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, agent or employee of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, partner, agent or employee of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under applicable law.

                  SECTION 7.3 SURVIVAL OF RIGHT. Any right to indemnification or advancement of expenses provided by or granted pursuant to this Article VII shall continue as to a person who has ceased to be a director or officer of the corporation (and at the election of the corporation may continue as to a person who has ceased to be an employee or agent of the corporation) and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such an officer or director (and may at the election of the corporation inure to the benefit of the heirs, executors, administrators and personal representatives of agents and employees of the corporation).

         (b) In addition to the foregoing provisions of the Bylaws of the Registrant, directors, officers, employees and agents of the Registrant may be indemnified by the Registrant pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware.

         (c) In addition, the Registrant maintains directors' and officers' liability insurance.

Item 16.          Exhibits

         The following exhibits are filed as part of the Registration Statement:

EXHIBIT NUMBER                      DESCRIPTION

   *3(a)                   Form of Restated Certificate of Incorporation of Martin Industries, Inc., which was filed as Exhibit 3(a) to the Company's Registration Statement on Form S-1 declared effective by the Commission on July 12, 1995 (Reg. No. 33-90432).

   *4(a)                   Article 4 of the Restated Certificate of Incorporation of Martin Industries, Inc., which was filed as Exhibit 3(a) to the Registrant's Registration Statement on Form S-1 declared effective by the Commission on July 12, 1995 (Reg. No. 33-90432).

    5                      Opinion of Bradley Arant Rose & White LLP

   23(a)                   Consent of Arthur Andersen LLP

   23(b)                   Consent of Bradley Arant Rose & White LLP
                           (included in Exhibit 5)

   24                      Power of Attorney

   99                      Form of Authorization Card for Martin Industries, Inc. Dividend and Direct Stock Purchase Plan.

--------------------------
*        Incorporated by reference.

Item 17.          Undertakings

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i)   To include any prospectus required by Section
10 (a)(3) of the Securities Act of 1933;

                           (ii)  To reflect in the Prospectus any facts or
events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, State of Alabama, on July 17, 1997.

                                                MARTIN INDUSTRIES, INC.
                                                  a Delaware corporation

                                     By:         /S/ JAMES D. WILSON
                                        ----------------------------------------
                                                     James D. Wilson
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    Signature                                      Title                            Date
                    ---------                                      -----                            ----
              /S/ JAMES D. WILSON                  President, Chief Executive Officer           July 17, 1997
---------------------------------------------                 and Director
                James D. Wilson                       (Principal Executive Officer)

           /S/ RODERICK V. SCHLOSSER                    Vice President of Finance               July 17, 1997
---------------------------------------------                 and Treasurer
             Roderick V. Schlosser                    (Principal Financial Officer
                                                   and Principal Accounting Officer)

              /S/ JAMES W. TRUITT                               Director                        July 17, 1997
---------------------------------------------
                James W. Truitt

                       *                                        Director                        July 17, 1997
---------------------------------------------
            William H. Martin, III


                       *                                        Director                        July 17, 1997
---------------------------------------------
               William D. Biggs


                       *                                        Director                        July 17, 1997
---------------------------------------------
              Jim D. Caudle, Sr.


                       *                                        Director                        July 17, 1997
---------------------------------------------
              Herbert J. Dickson


                       *                                        Director                        July 17, 1997
---------------------------------------------
                Bill G. Hughey


                       *                                        Director                        July 17, 1997
---------------------------------------------
               Charles R. Martin


                       *                                        Director                        July 17, 1997
---------------------------------------------
              Louis J. Martin, II




* /s/ James W. Truitt                                                                           July 17, 1997
--------------------------------------------
              By James W. Truitt
              as Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                                                               Sequential
  Exhibit                                                                                                          Page
  Number                                    Description                                                           Number
  ------                                    -----------                                                           ------
   *3(a)                   Form of Restated Certificate of Incorporation of Martin Industries, Inc., which was filed as Exhibit 3(a) to the Company's Registration Statement on Form S-1 declared effective by the Commission on July 12, 1995 (Reg. No. 33-90432).

   *4(a)                   Article 4 of the Restated Certificate of Incorporation of Martin
                           Industries, Inc., which was filed as Exhibit 3(a) to the Registrant's
                           Registration Statement on Form S-1 declared effective by the
                           Commission on July 12, 1995 (Reg. No. 33-90432).

     5                     Opinion of Bradley Arant Rose & White LLP.

   23(a)                   Consent of Arthur Andersen LLP.

   23(b)                   Consent of Bradley Arant Rose & White LLP.
                           (included in Exhibit 5).

   24                      Power of Attorney.

   99                      Form of Authorization Card for Martin Industries, Inc. Dividend Reinvestment and Direct Stock Purchase
                           Plan.

-------------------------
*Incorporated by reference.